UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
May 28, 2010

ENTERPRISE FINANCIAL SERVICES CORP
(Exact name of registrant as specified in its charter)

Delaware	001-15373	43-1706259
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

150 N. Meramec, St. Louis, Missouri	63105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code
(314) 725-5500

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01. Changes in Registrant’s Certifying Accountant

(a) Dismissal of independent registered accounting firm.

(i) On May 28, 2010, KPMG LLP (“KPMG”) was dismissed as the independent registered public accounting firm of Enterprise Financial Services Corp (the “Company”).

(ii) KPMG’s report on the Company’s consolidated financial statements for the past two years ended December 31, 2009 and 2008 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles, except that KPMG’s report on the Company’s consolidated financial statements as of and for the years ended December 31, 2009 and 2008 contained an explanatory paragraph stating that “As discussed in Note 2 to the consolidated financial statements, the 2008 and 2007 consolidated financial statements have been restated to correct a misstatement.”

The audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2009 and 2008 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

(iii) The Audit Committee of the Board of Directors of the Company approved the termination, which was effective as of May 28, 2010.

(iv) During the Company’s two most recent fiscal years ended December 31, 2009 and 2008 and the subsequent period through May 28, 2010, the Company did not have any disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreements in connection with its report. Also during this period, there have been no reportable events as that term is described in Item 304(a)(1)(v) of Regulation S-K, except for the material weakness as set forth in the following paragraph:

In connection with the identification of the loan participation accounting error described in Item 7, Management Discussion & Analysis and in Item 8, Note 2 of the consolidated financial statements and elsewhere in the Form 10K dated March 16, 2010, the Company also determined that a material weakness in its internal controls over financial reporting existed during the periods affected by the error, including as of December 31, 2008. The Company’s management concluded that the material weakness was the Company’s lack of a formal process to periodically review existing contracts and agreements with continuing accounting significance. To remediate this material weakness, during the fourth quarter of 2009 the Company implemented a formal process to review all contracts and agreements with continuing accounting significance on an annual basis. As a result of the review conducted in the fourth quarter, management did not identify any other errors in its previous accounting for such contracts or agreements. Management believes that this new process has remediated the material weakness in the Company’s internal control over financial reporting.

     The Company has provided KPMG with a copy of the disclosures it is making in response to Item 304(a) of Regulation S-K and has requested that KPMG furnish the Company with a letter addressed to the Securities Exchange Commission stating whether it agrees with the statements made by the Company in response to Item 304(a) of Regulation S-K and, if not, stating the respects in which it does not agree. This letter from KPMG is attached as Exhibit 16 to this current report on Form 8-K.

(b) Engagement of new independent registered accounting firm.

     As a result of a competitive request for proposal process undertaken by the Audit Committee of the Board of Directors of the Company, the Audit Committee on May 28, 2010, approved the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered accounting firm for the year ending December 31, 2010. In deciding to select Deloitte, the Audit Committee reviewed auditor independence issues and existing commercial relationships with Deloitte and concluded that Deloitte has no commercial relationship with the Company that would impair its independence. The Company did not engage Deloitte in any prior consultations during the Company’s fiscal years ended December 31, 2009 and 2008 or its subsequent period through the date of the filing of this current report on Form 8-K regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report was provided to the Company nor oral advice was provided that Deloitte concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of either a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Item 9.01. Financial Statements and Exhibits.

(c) Exhibit

Exhibit 16: Letter Regarding Change in Certifying Accountant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTERPRISE FINANCIAL SERVICES CORP

By:

Date:	June 4, 2010		/s/	Deborah N. Barstow
Deborah N. Barstow
Senior Vice President and Controller